AMYRIS, INC. APPOINTS HAN KIEFTENBELD AS CHIEF FINANCIAL OFFICER

EMERYVILLE, California, (February 13, 2020) -- Amyris, Inc. (NASDAQ: AMRS), a global science and technology leader of pure, sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced that Han Kieftenbeld is joining the company as Chief Financial Officer effective March 16, 2020. He will report to John Melo, President and CEO.
Han brings over 25 years of international business leadership with a keen focus on execution and accountability. He has extensive finance and operations experience with consumer-focused and manufacturing businesses in food, health and nutrition end-markets. Han’s track record of success throughout his career with market leaders makes him a strong asset for Amyris as the company continues to scale the business with a strong focus on its No Compromise® commitment.
Most recently, Han served as Chief Financial Officer of Innophos Holdings, Inc., a leading international science-based producer of essential ingredients for health and nutrition, food and beverage and industrial brands.
Prior to Innophos, Han held finance and operations roles of increasing reach and impact, including serving as Global Chief Financial Officer of AB Mauri in the UK, Global Chief Procurement Officer of Ingredion Incorporated, and Global Chief Financial Officer of National Starch. Han started his career at Unilever in The Netherlands.
“We are very pleased to welcome Han to Amyris where we expect an immediate positive impact as we are accelerating our growth strategy with our Biossance brand and the world’s leading sustainable ingredients portfolio,” said Melo. “Han is experienced with the ingredients end-markets we serve and has an excellent track record of leading change and fostering innovation in growth companies. I am confident that his finance and operational acumen will be a great addition to the team leading Amyris to profitable growth.”
“It is an exciting moment in time to join Amyris,” said Kieftenbeld. ”Amyris is creating a consumer experience with natural, sustainable ingredients that are better for people and better for the planet. John and his team are delivering industry disruption and sales growth. They recognize that they have a great opportunity to make a historically significant impact on our target end-markets and our planet. I very much look forward to unlocking the full potential of Amyris’ businesses.”
Han will succeed Jonathan Wolter, who has served as Amyris’ CFO for an interim period since last June. “Jonathan’s commitment to Amyris has been vital to our company,” said Melo. “I am grateful for his leadership regarding our financial controls and compliance, and I look forward to his continued support to ensure a smooth transition to Han.”
About Amyris
Amyris (NASDAQ: AMRS) is a science and technology leader in the research, development and production of pure, sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets. Amyris applies its exclusive, advanced technology, including state-of-the-art machine learning, robotics and artificial intelligence to engineer yeast, that when combined with sugarcane syrup through fermentation, is converted to highly pure molecules for specialty ingredients. Amyris manufactures sustainably-sourced ingredients at industrial scale for B2B partners and further distribution to over 3,000 of the world's top brands, reaching more than 200 million consumers. Amyris stands by its No Compromise® promise that everything it makes is better for people and the planet. Amyris also owns the Biossance consumer brand – the fastest-growing, clean skincare brand in the US that delivers No Compromise beauty. More information about the company is available at www.amyris.com
Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.
Contact:
Peter DeNardo
Senior Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com